Execution Version

CONFIRMATION AND ACKNOWLEDGEMENT AGREEMENT

TO:
The Bank of New York Mellon (in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement and in its capacity as fondé de pouvoir in accordance with article 2692 of the Civil Code of Quebec and its successors, permitted transferees and permitted assigns, the "Collateral Agent") on behalf of and for the benefit of itself and the other Secured Parties

DATED:    As of July 1, 2011

RE:
Credit agreement dated as of November 5, 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time (the “Credit Agreement”);

AND RE:
(i) the senior secured notes indenture, dated as of November 5, 2009, by, among others, the Issuers (as defined therein), the Note Guarantors (as defined therein) and The Bank of New York Mellon as trustee, principal paying agent, transfer agent and registrar, (ii) the senior secured notes indenture, dated October 15, 2010, by, among others, the Escrow Issuers (as defined therein), the Senior Secured Note Guarantors (as defined therein) and The Bank of New York Mellon as trustee, principal paying agent, transfer agent and registrar and (iv) the senior secured notes indenture, dated February 1, 2011 by and among the Issuers (as defined therein), the Senior Secured Note Guarantors (as defined therein) and The Bank of New York Mellon as trustee, principal paying agent, transfer agent and registrar, in each case as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time (the “Senior Secured Notes Indentures”);

ACKNOWLEDGEMENT AND CONFIRMATION
WHEREAS capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the first lien intercreditor agreement dated as of November 5, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Notes Indentures, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Grantors (as defined therein), as amended, novated, supplemented, restated or modified from time to time;
AND WHEREAS pursuant to Articles of Amalgamation dated July 1, 2011, Reynolds Food Packaging Canada Inc., Closure Systems International (Canada) Limited, Newspring Canada Inc., 798795 Ontario Ltd. and Pactiv Canada Inc. (the "Amalgamated Entities" and each an "Amalgamated Entity") amalgamated (the "Amalgamation"), with the amalgamated corporation continuing under the corporate name "Pactiv Canada Inc." ("Amalco");
AND WHEREAS each of the Amalgamated Entities previously executed and delivered various Credit Documents, including, but not limited to, the documents described in Schedule "A" attached hereto;
AND WHEREAS Amalco has entered into this Confirmation to acknowledge and confirm, as the successor corporation to the Amalgamated Entities, the continuing effect of all outstanding Credit Documents entered into by each of the Amalgamated Entities including, but not limited to, the documents described in Schedule "A", notwithstanding the occurrence of the Amalgamation.
NOW THEREFORE for good and valuable consideration the receipt of which is hereby acknowledged, Amalco agrees, for the benefit of the Collateral Agent, on behalf of and for the benefit of the Secured Parties as follows:
1.Amalco hereby acknowledges, confirms and agrees that it is and continues to be bound by all of the provisions of all Credit Documents executed by the Amalgamated Entities, including without limitation, all of the indebtedness, liabilities and obligations of the Amalgamated Entities to the Collateral Agent incurred prior to the Amalgamation pursuant to the documents described in Schedule "A" attached hereto, in the same manner, to the same extent and with the same effect as if Amalco had executed such Credit Documents in the place and stead of the Amalgamated Entities. Without limiting the generality of the foregoing, Amalco acknowledges and confirms that (i) it is liable for and shall observe and perform the obligations, indebtedness and liabilities of the Amalgamated Entities, whether direct, indirect or contingent and howsoever and wheresoever incurred, in connection with all Credit Documents executed by the Amalgamated Entities in accordance with and subject to the terms thereof, (ii) all present and future property and assets of whatever nature and kind of Amalco (including property and assets derived from each Amalgamated Entity) shall be subject to the security interests, hypothecs, mortgages, charges, assignments and other liens granted to or in favour of the Collateral Agent, on behalf of and for the benefit of the Secured Parties, pursuant to the Credit Documents in accordance with and subject to the terms thereof, and (iii) each Credit Document executed by the Amalgamated Entities is and shall continue in full force and effect as a legal, valid and binding obligation, enforceable against Amalco in accordance with its terms, in each case in the same manner, to the same extent and with the same effect as if Amalco had executed such Credit Document in the place and stead of the Amalgamated Entities.
2.    Amalco is a corporation resulting from the amalgamation of the Amalgamated Entities, pursuant to the provincial laws of Ontario, continuing under the corporate name "Pactiv Canada Inc.".
3.    Amalco by operation of law possesses all the property, rights, privileges and franchises and is subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the Amalgamated Entities.
4.    Collateral Agent hereby acknowledges, confirms and agrees that each of (i) the Canadian pledge agreement dated November 16, 2010 delivered by Newspring Canada Inc. in respect of the issued and outstanding shares of 798795 Ontario Limited, and (ii) the Canadian pledge agreement dated November 16, 2010 delivered by 798795 Ontario Limited in respect of the issued and outstanding shares of Pactiv Canada Inc., are hereby terminated in all respects as a result of the Amalgamation and the cancellation of the shares pledged thereunder.
5.    The provisions of this Confirmation shall be binding upon Amalco and its successors and assigns and shall enure to the benefit of the Collateral Agent, the Secured Parties and their respective successors and assigns.
6.    Nothing in this Confirmation shall in any way limit or restrict the obligations of Amalco to the Collateral Agent arising as a consequence of the Amalgamation.
7.    Amalco shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as may be required from time to time for the purposes of giving effect to this Confirmation and shall use commercially reasonable efforts and take all such steps as may be within its power to implement, to the full extent, the provisions of this Confirmation.
8.    This Confirmation shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.
9.    This Confirmation may be signed in counterparts (including counterparts signed by facsimile transmission) and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.
[signature page follows]
DATED as of the date first set forth above.

PACTIV CANADA INC.

Per:	/s/ Helen Golding
Name: Helen Golding Title: Authorised Signatory
I have authority to bind the Corporation

[the remainder of this page intentionally left blank]

ACKNOWLEDGED as of the date first set forth above.

THE BANK OF NEW YORK MELLON, as Collateral Agent

Per:	/s/ Catherine F. Donohue
Name: Catherine F. Donohue Title: Vice President
I have authority to bind the Corporation

SCHEDULE "A"
798795 Ontario Limited
Canadian general security agreement by 798795 Ontario Limited dated as of November 16, 2010 in favour of the Collateral Agent
Closure Systems International (Canada) Limited
Canadian general security agreement by Closure Systems International (Canada) Limited dated as of December 2, 2009 in favour of the Collateral Agent
Newspring Canada Inc.
Canadian general security agreement by Newspring Canada Inc. dated as of November 16, 2010 in favour of the Collateral Agent
Pactiv Canada Inc.
Canadian general security agreement by Pactiv Canada Inc. dated as of November 16, 2010 in favour of the Collateral Agent
Reynolds Food Packaging Canada Inc. (“Reynolds Canada”)

1.	Canadian general security agreement by Reynolds Canada dated as of September 1, 2010 in favour of the Collateral Agent

2.
Canadian pledge agreement by Reynolds Canada dated as of November 16, 2010, as amended by an amending agreement No. 1 dated April 28, 2011 and an amending agreement No. 2 dated May 2, 2011, in favour of the Collateral Agent

3.
Deed of hypothec (the “First Deed of Hypothec”) entered into before Me Lucie Boulanger, notary, on September 1, 2010 under her minute number 1224, between Reynolds Canada and The Bank of New York Mellon, as fondé de pouvoir (in such capacity, the “Attorney”) of the Holders (as such term is defined therein), which First Deed of Hypothec was registered in the register of personal and movable real rights of the Province of Québec (the “Movable Register”) on September 2, 2010, under number 10 0607855 0001

4.
Demand bond (the “First Issued Bond”) in a principal amount of CDN$10,000,000,000 dated September 1, 2010 and issued by Reynolds Canada in favour of The Bank of New York Mellon, acting as agent, custodian, depositary and mandatary (in such capacity, the “Agent”)

5.	Bond pledge agreement dated September 1, 2010 made by Reynolds Canada relating to the First Issued Bond, in favour of the Agent and the Pledgees as defined therein

6.
Deed of hypothec (the “Second Deed of Hypothec”) entered into before Me Stéphanie Martel, notary, on November 16, 2010 under her minute number 300, between Reynolds Canada and the Attorney, which Second Deed of Hypothec was registered in the Movable Register on November 16, 2010, under number 10-0805968-0002

7.	Demand bond (the “Second Issued Bond”) in a principal amount of CDN$13,500,000,000 dated November 16, 2010 and issued by Reynolds Canada in favour of the Agent

8.	Bond pledge agreement dated November 16, 2010 made by Reynolds Canada relating to the Second Issued Bond, in favour of the Agent and the Pledgees as defined therein